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                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is made as of May 1, 2002 by and between OM GROUP, INC., a Delaware corporation ("COMPANY"), and THOMAS R. MIKLICH, an individual ("EXECUTIVE").

        WHEREAS, the Company and Executive desire to enter into this Agreement to provide for Executive's employment with the Company;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

        1. EMPLOYMENT AND TERM. The Company agrees to employ Executive and Executive accepts such employment upon the terms and subject to the conditions set forth herein. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the date hereof and expire on April 30, 2004. The term of this Agreement shall automatically be renewed for successive one-year periods starting on May 1, 2004 unless either party gives the other party six (6) months written notice prior to the expiration of the initial term or any renewal term then in effect. All references to the "term of this Agreement" shall be deemed to refer to the initial term as well as any renewal term then in effect.

        2. TITLE, POWERS AND RESPONSIBILITIES. During the term of this Agreement, Executive shall serve as Chief Financial Officer of the Company and have such powers and responsibilities normally and customarily associated with a chief financial officer in a company of similar size and operating in a similar industry, including such other functions and duties as may be assigned by the Chairman and Chief Executive Officer of the Company and the Board of Directors of the Company. Executive shall undertake to perform all his responsibilities and exercise his powers on a full-time basis and in good faith and shall not engage in any business activity that interferes with the performance of his duties hereunder. Executive shall travel as necessary in connection with the performance of his duties hereunder, however, the Executive shall perform his duties and responsibilities primarily in the Cleveland, Ohio metropolitan area. Executive shall report to the Chairman and Chief Executive Officer of the Company and the Board of Directors of the Company.

        3. COMPENSATION AND BENEFITS.

           (a) INITIAL COMPENSATION. Upon execution of this Agreement by both parties, the Company shall:

               (i) within thirty (30) days, pay Executive a signing bonus of
            One Hundred Thousand Dollars ($100,000.00), grossed up for any taxes required to be withheld under applicable law;




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               (ii) grant Executive an award of restricted stock for 28,000 shares of Common Stock of the Company which shall vest at a rate of 4,000 shares per year over the next seven years; and

               (iii) grant Executive an option to purchase 21,000 shares of Common Stock of the Company at a price per share equal to the closing sale price of the Company's Common Stock on the date of grant which shall vest at the rate of 7,000 shares per year over the next three years.

           Executive agrees that the grant of restricted stock and stock options hereunder shall be in accordance with and subject to the terms and conditions of the stock and compensation plans, programs and policies maintained by the Company and Executive agrees to promptly execute and deliver to the Company any and all such acknowledgements, agreements, certificates and other documents required under such plans.

           (b) ANNUAL COMPENSATION.

               (i) BASE SALARY. Executive's base salary shall be Four Hundred Seventy Five Thousand and 00/100 Dollars ($475,000.00) per year for fiscal years 2002 and 2003. Thereafter, Executive's base salary shall be Four Hundred Seventy Five Thousand and 00/100 Dollars ($475,000) per year, which amount may be reviewed annually and increased at the discretion of the Board of Directors or any committee of the Board of Directors duly authorized to take such action. Executive's base salary shall be payable in accordance with the Company's standard payroll practices and policies for executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

               (ii) BONUS. Executive shall be entitled to receive an annual bonus at the discretion of the Board of Directors or any committee of the Board of Directors duly authorized to take such action and in accordance with the Company's executive bonus plans, programs and policies then in effect; provided, however, the Company shall pay Executive a bonus for fiscal year 2002 of no less than One Hundred Fifty Six Thousand and 00/100 Dollars ($156,000.00). The parties acknowledge that the Company has most recently awarded executives bonuses of 60% or more of their annual base salaries depending on the performance of the Company for the applicable fiscal year.

           (c) EMPLOYEE BENEFIT PLANS. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time and for as long as the Company sponsors such plans, programs and policies, including without

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        limitation any supplemental life and disability insurance plans. The
        Company will take all necessary action to vest Executive under the OM Group, Inc. Benefit Restoration Plan ("BENEFIT RESTORATION PLAN") provided this Agreement has not been terminated prior to October 31, 2003.

           (d) RETIREMENT BENEFITS. Upon the termination of Executive's employment without Cause (as hereinafter defined) at any time after October 31, 2003, Executive shall be entitled to receive from the Company an annual amount equal to the annual benefit that Executive would have been eligible to receive under the supplemental executive retirement plan (in effect as of February 1, 2000) of his immediate prior employer (the "SERP"), including any applicable Offsets as defined in the SERP, if: (a) he had remained employed and covered by the SERP until the date of his termination, and (b) his Earnings
        (as defined under the SERP) with such prior employer had increased at the rate of five percent per annum; provided, however, that such amount shall be reduced by the actuarial equivalent of any amounts which Executive is entitled to receive that are (i) attributable to Company Contributions (as defined in the OMG Americas, Inc. Employees' Profit-Sharing Plan (the "PROFIT-SHARING PLAN") or any successor thereto) made to the Profit-Sharing Plan or (ii) payable under the Benefit Restoration Plan or any other supplemental pension or severance plan, program or arrangement maintained by the Company. Actuarial equivalency for such purposes shall be the applicable mortality rate and applicable interest rate defined in Section 417(e)(3)(A)(ii) of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, in the event the Company establishes a supplemental executive retirement plan in the future, the Executive shall receive the greater of: (i) the benefit described above, or
        (ii) the benefit under such newly established plan.

           (e) LIFE INSURANCE. The Company will use reasonable efforts to assume Executive's existing life insurance policy maintained by Executive's previous employer. If the Company is unable to assume such policy, it will provide Executive life insurance coverage with terms and conditions substantially comparable to such existing coverage.

           (f) VACATION. Executive shall have the right to twenty (20) days of vacation and five (5) personal days during each successive one year period in the term, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive in addition shall have the right to the same holidays as other employees of the Company.

           (g) VEHICLE. Executive shall have use of a vehicle in accordance with the Company's standard policy on executive vehicles as in effect from time to time. Notwithstanding the foregoing, the Company shall use reasonable efforts to assume Executive's current car lease.

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         (h) OTHER BENEFITS. Executive shall be eligible to receive such other perquisites and benefits made available to the Company's executives from time to time. In addition, the Company agrees to pay the membership fees and dues of clubs or organizations of which Executive is a member on the date of this Agreement and has previously disclosed to the Company.

4. TERMINATION.

         (a) GENERAL. During the term of this Agreement, the Company shall have the right to terminate Executive's employment at any time for any reason upon written notice to Executive and Executive shall also have the right to resign at any time for any reason upon written notice to the Company.

         (b) TERMINATION WITHOUT CAUSE OR BY EXECUTIVE. If the Company terminates Executive's employment without Cause or Executive resigns, the Company shall pay Executive (i) 100% of his current total annual base salary payable in twelve equal monthly installments during the twelve month period immediately following the effective date of termination, and (ii) when actually determined, the Executive's "earned bonus" for the year of termination. For the purposes of this Agreement, "EARNED BONUS" shall mean the bonus, determined based on the actual performance of the Company for the full year in which Executive's employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365.

         (c) TERMINATION FOR CAUSE. If the Company terminates the Executive's employment for Cause, the Company's only obligation to Executive shall be to pay Executive his earned but unpaid base salary, if any, up to the date Executive's employment terminates and Executive shall forfeit his right to the benefit described in Section 3(d) hereof. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive's employment terminates.

         For purposes of this Agreement, "CAUSE" shall mean (i) Executive's fraud, embezzlement of misappropriation of funds, in each case involving or against the Company or any of its subsidiaries or affiliates; (ii) Executive's indictment for or conviction of any crime which involves dishonesty or a breach of trust or conviction of any felony; (iii) Executive's willful misconduct with respect to the Company or any of its subsidiaries or affiliates which causes material detriment to the Company or any of its subsidiaries or affiliates; or
(iv) Executive engages in any material breach of the terms of this Agreement or fails to fulfill his responsibilities hereunder and such breach or failure, as the case may be, is not

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cured, or is not capable of being cured, within thirty (30) days after written notice thereof is given to the Executive by the Company.

     (d) TERMINATION FOR DISABILITY. The Company shall have the right to terminate Executive's employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Agreement. If Executive's employment is terminated on account of a Disability, the Company shall:

          (i) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates;

          (ii) pay Executive his bonus, when actually determined, for the year in which such termination of employment occurs in accordance with Section 3(b)(ii); and

          (iii) pay or cause the payment of benefits to which Executive is entitled under the terms of the disability plan or other employee benefit plan of the Company covering the Executive at the time of such Disability.

     A "DISABILITY" means a condition that renders Executive unable (as determined by the Company in good faith) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six (6) consecutive months.

     (e) DEATH. If Executive's employment terminates as a result of his death, the Company shall:

          (i) pay Executive or his estate his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates;

          (ii) pay Executive or his estate his bonus, when actually determined, for the year in which Executive's death occurs in accordance with Section 3(b)(ii); and

          (iii) make such payments and provide such benefits as otherwise called for under each employee benefit plan, program and policy in which Executive was a participant.

5. COVENANTS.

     (a) COMPANY PROPERTY. Upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request, Executive shall promptly return all Property which had been entrusted or made available to


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Executive by the Company. "PROPERTY" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company or its products or services.

         (b) TRADE SECRETS. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive's employment by the Company for so long as such information remains a Trade Secret. "TRADE SECRET" means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 5(b) is intended to provide rights to the Company and its subsidiaries or affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

         (c) CONFIDENTIAL INFORMATION. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Confidential Information that Executive may have acquired during the term of Executive's employment by the Company for so long as such information remains confidential without the prior written consent of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). "CONFIDENTIAL INFORMATION" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and



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data, business acquisition plans and new personnel acquisition plans that has not become generally available to the public other than as a result of Executive's acts or omissions to act.

     (d) NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES. Executive agrees that, during the term of this Agreement and for a period of one year thereafter, he will not knowingly, directly or indirectly, for himself or for any other person or entity, divert, call on, solicit, or take away or attempt to divert, call on, solicit or take away present or actively solicited prospective employees or, with respect to competitive products or services, any present or actively solicited prospective suppliers or customers of the Company or any of its subsidiaries or affiliates.

     (e) NON-COMPETITION OBLIGATION. Executive agrees that, during the term of this Agreement and for a period of one year thereafter, he will not, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in any type of business in which either the Company or its subsidiaries are then actively engaged. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation regardless of the business in which such corporation is engaged. If, at the time of enforcement of this provision, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period or scope under the circumstances shall be substituted for the period or scope stated herein.

     (f) REMEDY FOR BREACH. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

     6. MISCELLANEOUS.

     (a) NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall

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be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by any other express delivery technique calling for receipted delivery, as follows:

         If to Executive:

         Thomas R. Miklich
         7786 Valley View Road
         Hudson, Ohio 44236

         If to the Company:

         OM Group, Inc.
         3800 Terminal Tower
         Cleveland, Ohio 44113
         Attention:  Michael J. Scott

or such other address or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

         (b) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unforceable provision had never been contained herein.

         (c) ENTIRE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (d) COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns; provided that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Executive's employment under this Agreement.



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                  (f) CHOICE OF LAW.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Ohio.

                  (g) AMENDMENTS. Any provision of this Agreement may be amended only with the prior written consent of Executive and the Company.

                  (h) NO WAIVER. No failure by either party at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the date first above written.



"THE COMPANY"                       "EXECUTIVE"

OM GROUP, INC.


By: /s/ James P. Mooney             /s/ Thomas R. Miklich
    -----------------------         ----------------------
Name:   James P. Mooney                 Thomas R. Miklich
Title:  Chairman and Chief
        Executive Officer





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